Exhibit 99.1

The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com


         READER'S DIGEST ANNOUNCES 2Q FISCAL 2004 RESULTS

PLEASANTVILLE, N.Y., January 28, 2004--The Reader's Digest Association, Inc. (NYSE: RDA) today reported earnings of $0.67 per share for the second quarter of Fiscal 2004 ended December 31, 2003, including net restructuring charges of ($0.06) per share. Second-quarter revenues were $796 million and operating profits were $114 million, including ($9) million for restructuring. In the Fiscal 2003 second quarter, EPS was $0.84 per share, including one-time expenses of ($0.06) per share related to the company's share recapitalization, revenues were $831 million and operating profits were $147 million.

      For the Fiscal 2004 second quarter, free cash flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) improved by $5 million over the prior year to $166 million. For the first six months, free cash flow was up $19 million. The company used the majority of this cash to reduce total debt outstanding in the second quarter by $155 million to $798 million.

      "This quarter, we improved our free cash flow despite generally lower operating performance," said Thomas O. Ryder, Chairman and Chief Executive Officer. "Results for Consumer Business Services were disappointing, International Businesses came in about where we expected and RD North America surpassed our expectations, with especially strong results at Reader's Digest magazine. In addition, we remained on track with our program to reduce costs globally and launch new, revenue-producing initiatives in several parts of the world."

      Key factors in the quarterly operating profit comparison include:

  - Consumer Business Services (CBS) had revenues of $299 million and profits of $81 million, important contributions to the company's largest quarter but sharply lower than a year ago, reflecting lower sales at QSP and Books Are Fun (BAF).
  - International Businesses profits were down $6 million, as expected, as the overseas businesses continue to stabilize in response to the company's program to restructure, restore, and invest in its International Businesses, which began in Fiscal 2003.
  - RD North America operating profits were up $4 million, an improvement of 13 percent over the prior year.
  - The company had an additional $7 million in investment spending in the Fiscal 2004 quarter, including development costs for two new magazine launches.
  - An incremental $7 million relating to non-cash Corporate expenses.
  - Corporate overhead expenses were reduced by $3 million, partly offsetting the higher non-cash Corporate expenses.
  - The $9 million restructuring charge taken during the quarter related to the company's global restructuring and cost-reduction program announced in Fiscal 2003.

                  Summary of Consolidated Results

                                      Fiscal 2004  Fiscal 2003   Better/(Worse)
In millions, except per share data     Quarter 2    Quarter 2

Revenues                                 $ 796        $ 831         $ (35)

Operating expenses                        (673)        (684)           11

Other operating items, net                  (9)          --            (9)
                                         -----        -----         -----

   Operating profit                        114          147           (33)

Other income and expense, net              (10)         (13)            3

Income tax expense                         (37)         (50)           13
                                         -----        -----         -----
   Net Income                            $  67        $  84         $ (17)
                                         =====        =====         =====

   Diluted earnings per share            $0.67        $0.84         $(0.17)
                                         =====        =====         =====

Non-GAAP Financial Measures:

  Free cash flow source (use)            $ 166        $ 161         $   5


      Revenues

      Total revenues for the company declined 4 percent to $796 million principally because of a 6 percent drop in CBS to $299 million and a 5 percent decline in International Businesses to $275 million. Results at CBS reflected 8 percent revenue declines at both QSP and BAF because of lower magazine subscription and gift sales at QSP and unfavorable performances in both averages and events at BAF. The decline in International Businesses was expected as the division strategically scaled back activity in most international markets. The international revenue decline was partly offset by favorable foreign exchange. RD North America revenues were $235 million, up 1 percent versus the year-ago quarter, primarily led by higher revenue at U.S. BHE. Reiman's revenue contribution to the segment was flat, approximating $100 million.

      Operating Profits

      The company had operating profits of $114 million versus profits of $147 million in the Fiscal 2003 second quarter. The $114 million included a $9 million restructuring charge, $7 million in incremental investment spending and $7 million in incremental Corporate expenses for pensions, restricted stock and post-retirement medical costs. The investment spending included development costs for the January 2004 launch of two new Reiman-inspired magazines, Our Canada and Backyard Living, new customer acquisition costs at Reiman and salesforce investments at QSP. Operating profits were off significantly at CBS, as QSP and BAF were both down about 20 percent versus the prior-year quarter, and at International Businesses, which was off 17 percent. These declines were partly offset by a 13 percent operating profit increase at the RD North America segment.

      The restructuring charge in the second quarter was related to the company's program to reduce overhead costs, which began in the second half of fiscal 2003. The company has reduced headcount in its core operations by over 500 positions over the past twelve months. The initiatives throughout this period included significant restructuring in International Businesses as well as similar efforts, although to a lesser extent, at U.S. BHE and Reader's Digest magazine. This will result in overhead savings in excess of $50 million for fiscal 2004.

      Other Income and Expense, Net

      Other income and expense, net was ($10) million this quarter compared with ($13) million in the prior-year second quarter. These amounts primarily consist of net interest expense of ($11) million in each period. The average interest rate on borrowings was consistent: 4.2 percent for the second quarter of Fiscal 2004, compared with 4.1 percent in the prior-year quarter. Overall, the company was favorable by $3 million compared with the prior year. The company incurred higher expenses net in the prior year as a result of ($6) million in one-time costs related to the company's share recapitalization offset by a gain of $4 million related to the sale of LookSmart, Ltd. shares and a building in Australia.

      Outlook

      During the quarter, the company continued to make progress against its two-year plan to achieve sustainable revenue and profit growth by Fiscal 2005, while steadily improving its already strong free cash-flow generation. The plan is principally driven by re-engineering and cost-reduction activities to eliminate a minimum of $70 million in costs by Fiscal 2005, and by investing an incremental $20 million in specific growth initiatives across all businesses to drive future revenue growth.

     To track the progress of the plan in Fiscal 2004, the company identified 15 key metrics related to growth targets, operating performance, cost-reduction targets and investments. Under the plan, the company expected that the initial phase would result in lower first-half results due to reduced marketing activity in international markets, timing of cost-reduction benefits and incremental investment spending, and that year-over-year growth would be achieved beginning in the second half of Fiscal 2004.

      Through the first half of the year, the company remains on track to achieve the following metrics:

  -     Free cash flow in excess of $162 million.

  -     Year-end net debt below $700 million.

  - Staffing levels reduced by 500 from December 2002 through December 2003.

  - A 1 percent increase in RD North America operating profit margin, from 7 percent to 8 percent.

  - Two North American magazine tests, at least one of which proceeds to launch.

  -     Breakeven operating profits at U.S. BHE.

  - A 1 percent increase in International Businesses profit margin, from 5 percent to 6 percent.

  - Year-over-year International profit growth in the second half of 2004.

  - Two International magazine tests, at least one of which proceeds to launch.

  -     One International market launch for BAF.

  - A 10 percent increase in sales personnel at QSP to drive further expansion.

  - A 10 percent increase in sales personnel at BAF to drive further expansion.


      Although results were down in the first half as planned, the softness at BAF and QSP was greater than anticipated. The company expects modest revenue and profit growth at CBS in the second half, although not enough to offset the first half decline. As a result, the following metrics will not be achieved:

  -     Mid-single-digit revenue growth at BAF.
  -     Mid-single-digit revenue growth at QSP.
  - Low double-digit profit growth at CBS; hence not all three segments will grow by double-digits.

      Finally, the company expects International Businesses profits to grow by double-digits in the second half of the year, leading to full year low double-digit gains in that business unit. The company also expects RD North America to continue to grow at a double-digit pace in the second half of the year,
primarily fourth quarter weighted.   However, improved profits in
the second half of the year in all operating segments will not be sufficient to offset the first half decline at CBS. As a result, the company is lowering full-year EPS guidance from a range of
$0.75 to $0.85 to a range of $0.65 to $0.75.   This guidance
excludes the impact of the second quarter restructuring charge, as well as any benefits from the planned sale and leaseback of the Westchester facility announced last week.





       Segment Information

                                     Fiscal 2004  Fiscal 2003   Better/
In millions                           Quarter 2    Quarter 2    (Worse)

Revenues:

  Reader's Digest North America         $ 235       $ 234       $   1

  International Businesses                275         291         (16)

  Consumer Business Services              299         317         (18)

  Intercompany eliminations               (13)        (11)         (2)
                                        -----       -----       -----
   Total revenues                       $ 796       $ 831       $ (35)
                                        =====       =====       =====

Operating Profit (Loss):

  Reader's Digest North America         $  32       $  28       $   4

  International Businesses                 23          29          (6)

  Consumer Business Services               81          99         (18)

  Corporate Unallocated                   (13)         (9)         (4)

  Other operating items, net               (9)         --          (9)
                                        -----       -----       -----
   Total operating profit               $ 114       $ 147       $ (33)
                                        =====       =====       =====




      Reader's Digest North America

      Operating profit improved 13 percent to $32 million in the quarter as revenues improved by $1 million to $235 million. This follows a similarly strong first quarter, when operating profits were up 14 percent. During the second quarter, margins improved slightly from 12 to 13 percent, largely attributable to improved subscriber profitability on lower promotion costs at Reader's Digest magazine. Profits also rose at U.S. BHE, driven by improved revenues for the first time in roughly three years. Gains were driven by cost-reduction efforts, and higher sales of health and music products. Other factors include higher advertising sales at Selecciones and The Family Handyman. These gains were offset by lower advertising sales at Reader's Digest magazine, lower newsstand sales across all U.S. magazine titles, incremental investment spending for new magazine launches in the United States and Canada, and increased promotional spending to expand the circulation of Taste of Home. In early January, the company launched Backyard Living in the United States and Our Canada in Canada. Reiman Media Group had flat revenues and lower operating profits primarily attributed to higher promotion costs related to new subscriber acquisition.

      Consumer Business Services

      Profits fell by 18 percent to $81 million on revenue declines of 6 percent, driven by unfavorable revenue and profit performance at QSP and to a lesser extent, BAF. Results declined at QSP due to lower magazine subscription and gift sales versus prior year reflecting higher sales staff turnover and a generally soft school fundraising market. During the first half of the year, the company added net new sales staff; however, the new sales representatives are less productive in the first year than experienced representatives. At BAF, average sales per event were down reflecting a weaker product mix than the year ago period. BAF also had fewer events than a year ago due to higher than anticipated sales representative turnover, largely in the first quarter. The company expects modest growth in the second half of the year as new sales representatives at both units begin to open new accounts.

      International Businesses

      International Businesses operating profits were $23 million in the second quarter, $6 million below last year. Revenues declined by 5 percent to $275 million. Excluding the effect of foreign exchange, revenues fell by 16 percent. The decline in revenue and profits reflect a planned reduction in marketing activity in all major markets around the world, adverse trends in some markets, and incremental investments in customer acquisition in several markets. These declines were offset by continued cost reduction and re-engineering efforts in the quarter, most notably in the company's three largest European markets -- Germany, the United Kingdom and France. The majority of these re-engineering initiatives, which began in Fiscal 2003, have now been completed and have resulted in headcount reductions of approximately 20 percent. The company expects that these actions will generate savings in the second half of the year as lower overhead costs improve operating margins. Certain markets -- mainly Australia, Mexico and Asia -- had significantly improved results in the second quarter driven primarily by cost savings.

      Corporate Unallocated

      Corporate Unallocated expenses were ($13) million in the quarter. This category primarily reflects the company's cost of governance as well as other centrally managed expenses. It also includes the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs. For the Fiscal 2004 quarter, the $4 million unfavorable variance was primarily attributable to a $5 million decrease in pension income derived from the company's over-funded U.S. pension plan, an additional $1 million in compensation expense due to a greater mix of restricted stock versus stock options, and an incremental $1 million associated with the rising cost of post-retirement healthcare. However, the overall increase was partially offset by lower overhead spending as the company realized the benefits of cost-reduction efforts. The company expects this trend to continue throughout the remainder of the year.

      Non-GAAP Financial Measures

      The company publicly reports its financial information in accordance with accounting principles generally accepted in the United States (GAAP). To facilitate external analysis of the company's operating performance, the company also presents financial information that may be considered "non-GAAP financial measures" under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures included in this release are used by the company in its internal analysis of the business.

  - Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period. Certain amounts do not recalculate due to rounding.

                                      Three-month periods ended   Six-month periods ended
Reconciliation of Free Cash Flow,             December 31,              December 31,
                                            2003       2002           2003      2002
In millions

Reported change in cash per cash
   flow statement (see Table 4)             $   6     $  12          $  17     $ (40)

Less:
   Change in total borrowings, net           (155)      (39)           (68)       --

   Dividends paid                              (5)       (5)           (10)      (11)

   Share repurchases                           --      (102)            --      (102)

   Recapitalization costs                      --        (3)            --        (3)
                                            -----     -----          -----     -----
      Free Cash Flow Source                 $ 166     $ 161          $  95     $  76
                                            =====     =====          =====     =====


  - Net Debt (total borrowings less cash and cash equivalents) - Net debt is one of management's measures of leverage and is an approximate measure of the company's debt less cash on hand. The company typically manages its cash and debt by using any "excess" cash (i.e., cash in excess of a desired on-hand amount) to make principal payments on its outstanding debt.

      The company will host a conference call with financial analysts to discuss the company's second quarter results on January 28, 2003 at 8:30 a.m. EST. The company invites investors to listen to the webcast of the conference call at the company's Web site, www.rd.com in the Investor Relations section. This will also include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company. The company reports business results in three segments:


  - Reader's Digest North America - Reader's Digest magazine in the United States and Canada; Reiman Media Group, including magazines Taste of Home, Light & Tasty, Quick Cooking, Birds & Blooms, Country, Country Woman, Country Discoveries, Reminisce, Backyard Living, Farm & Ranch Living and Crafting Traditions, as well as books, cooking schools, country tours and other enterprises; The Family Handyman, American Woodworker, Reader's Digest Large Print Edition and U.S. Selecciones magazines; Our Canada; Select Editions, series and general books, health and home books and products, and music and video products in the United States and Canada.

  - Consumer Business Services - Books Are Fun; Young Families and children's products in the United States and Canada;
      adult and children's trade books; QSP, Inc. and QSP Canada; and financial services marketing alliances and other strategic initiatives in the United States.

  - International Businesses - Products sold in more than 60 countries outside the United States and Canada, including:
      Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in 48 editions and 19 languages, Special Interest magazines in the Czech Republic, a personal finance magazine in the United Kingdom, and The Family Handyman in Australia; Books Are Fun operations in France, Mexico and Spain; and financial services marketing partnerships and other initiatives in more than 30 countries.

      The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

   This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

                               ###


                                                                                                                 Table 1 of 4


                                        The Reader's Digest Association, Inc. and Subsidiaries
                                                     Consolidated Statements of Income
                                                    (In millions, except per share data)
                                                                  (Unaudited)

                                                                Three-month periods ended       Six month periods ended
                                                              December 31, 2003 and 2002 (A)  December 31, 2003 and 2002

                                                                   Fiscal Years      Better/      Fiscal Years      Better/
                                                                  2004      2003     (Worse)     2004      2003     (Worse)

Revenues                                                         $796.4    $830.6      (4%)   $1,291.1  $1,347.7       (4%)

Product, distribution and editorial expenses                     (310.1)   (313.2)      1%      (518.4)   (529.1)       2%
Promotion, marketing and administrative expenses                 (363.3)   (370.8)      2%      (663.1)   (672.8)       1%
Other operating items, net                                         (9.1)       --      N/M        (9.1)      2.8       N/M
                                                                 ------    ------      --     --------  --------       --

Operating profit                                                  113.9     146.6     (22%)      100.5     148.6      (32%)

Other (expense) income, net (B)                                   (10.0)    (13.1)     24%       (17.6)    (23.2)      24%
                                                                 ------    ------      --     --------  --------       --

Income before income tax benefit                                  103.9     133.5     (22%)       82.9     125.4      (34%)

Provision for income taxes                                        (37.4)    (49.3)     24%       (29.8)    (46.4)      36%
                                                                 ------    ------      --     --------  --------       --

Net income                                                        $66.5     $84.2     (21%)      $53.1     $79.0      (33%)
                                                                  =====     =====     ===        =====     =====      ===

Basic earnings per share:
   Weighted average common shares outstanding                      97.0      98.9                 97.0      99.1

   Basic earnings per share                                       $0.68     $0.85     (20%)      $0.54     $0.79      (32%)
                                                                  =====     =====     ===        =====     =====      ===

Diluted earnings per share:
   Weighted average common shares outstanding                      99.3     100.0                 99.1     100.2

   Diluted earnings per share                                     $0.67     $0.84     (20%)      $0.53     $0.78      (32%)
                                                                  =====     =====     ===        =====     =====      ===

Dividends per common share                                        $0.05     $0.05       --       $0.10     $0.10        --


(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended December 31, 2003 and 2002 are the second fiscal quarters of fiscal year 2004 and fiscal year 2003, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  Other (expense) income, net for the three-month period ended December 31, 2002, included one-time expenses of $5.7 million related to the company's share recapitalization, a gain of $1.8 million related to the sale of LookSmart, Ltd. shares, and gain of
$2.2 million on the sale of a building in Australia.

N/M - Not meaningful.

                                                                                                                Table 2 of 4
                                     The Reader's Digest Association, Inc. and Subsidiaries
                                       Revenues and Operating Profit by Operating Segments
                                                              (In millions)
                                                               (Unaudited)

                                          Three-month periods ended              Six-month periods ended
                                       December 31, 2003 and 2002 (A)          December 31, 2003 and 2002

                                                       Fiscal Years             Fiscal Years
                                                  Restated (B)  Better/                Restated (B)   Better/
                                          2004        2003      (Worse)       2004        2003       (Worse)

Revenues

Reader's Digest North America          $  234.9    $  233.7        1%      $   435.0    $   441.9       (2%)

International Businesses                  275.5       291.1       (5%)         491.3        519.9       (6%)

Consumer Business Services                298.8       317.1       (6%)         384.0        402.7       (5%)

Intercompany eliminations (C)             (12.8)      (11.3)     (13%)         (19.2)       (16.8)     (14%)
                                       --------    --------       --       ---------    ---------       --

Total Revenues                         $  796.4    $  830.6       (4%)     $ 1,291.1    $ 1,347.7       (4%)
                                       ========    ========       ==       =========    =========       ==

Operating (Loss) Profit

Reader's Digest North America          $   31.7    $   28.1       13%      $    43.3    $    38.2       13%

International Businesses                   23.6        28.5      (17%)          22.4         30.0      (25%)

Consumer Business Services                 80.8        98.7      (18%)          67.0         88.6      (24%)

Corporate Unallocated (D)                 (13.1)       (8.7)     (51%)         (23.1)       (11.0)    (110%)
                                       --------    --------       --       ---------    ---------       --

                                       $  123.0    $  146.6      (16%)     $   109.6    $   145.8      (25%)

Other Operating Items, net (E)             (9.1)         --       N/M     ($     9.1)         2.8      N/M
                                       --------    --------       --       ---------    ---------       --
Operating Profit                       $  113.9    $  146.6      (22%)     $   100.5    $   148.6      (32%)
                                       ========    ========       ==       =========    =========       ==


N/M - Not meaningful.

(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended December 31, 2003 and 2002 are the second fiscal quarters of fiscal year 2004 and fiscal year 2003, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  The operating segment results for fiscal 2003 have been restated to conform to our new operating segments, effective June 30,
2003.

(C)  In the normal course of business, the company's segments enter into transactions with one another. These intercompany transactions are recorded by each segment at amounts as if the transactions were with third parties and, therefore, affect segment performance. Operating segment revenues, above, are presented gross before intercompany eliminations.  However, intercompany revenues and associated expenses are eliminated in consolidation and are not reflected in the company's consolidated results.

(D) Corporate Unallocated expenses include the cost of governance and other centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs which are not allocated to the operating segments. Governance and centrally managed expenses include costs such as corporate finance and general management, investor and public relations, legal, treasury,and any related information technology and facility costs utilized by these departments.

(E) Other operating items, net in Fiscal 2004 relate to: 6% to Reader's Digest North America, 74% to International Businesses, 11%
 to Consumer Business Services and 9% to corporate departments that benefit the entire organization.



                                                                   Table 3 of 4

           The Reader's Digest Association, Inc. and Subsidiaries
                         Consolidated Balance Sheets
                                (In millions)
                                 (Unaudited)


                                                      December 31,  June 30,
                                                         2003         2003
Assets
      Cash and cash equivalents                       $     68.4  $     51.3
      Accounts receivable, net                             343.4       256.5
      Inventories                                          165.9       155.7
      Prepaid and deferred promotion costs                 134.0       132.7
      Prepaid expenses and other current assets            161.3       191.8
                                                      ----------  ----------
Total current assets                                       873.0       788.0

      Property, plant and equipment, net                   162.8       162.5
      Goodwill                                           1,009.6     1,009.4
      Other intangible assets, net                         194.1       212.3
      Other noncurrent assets                              411.6       427.3
                                                      ----------  ----------
Total assets                                          $  2,651.1  $  2,599.5
                                                      ==========  ==========

Liabilities and Stockholders' Equity
      Loans and notes payable                         $     40.8  $     31.3
      Accounts payable                                     113.2        97.5
      Accrued expenses                                     293.7       281.4
      Income taxes payable                                  20.6        36.5
      Unearned revenue                                     454.8       414.8
      Other current liabilities                             20.8        19.7
                                                      ----------  ----------
Total current liabilities                                  943.9       881.2

      Long-term debt                                       757.3       834.7
      Unearned revenues                                    141.6       127.6
      Other noncurrent liabilities                         350.2       355.7
                                                      ----------  ----------
Total liabilities                                        2,193.0     2,199.2

      Capital stock                                         12.5        17.6
      Paid-in capital                                      209.5       215.0
      Retained earnings                                  1,344.3     1,301.6
      Accumulated other comprehensive (loss) income       (102.1)     (109.2)
      Treasury stock, at cost                           (1,006.1)   (1,024.7)
                                                      ----------  ----------
Total stockholder's equity                                 458.1       400.3
                                                      ----------  ----------
Total liabilities and stockholder's equity            $  2,651.1  $  2,599.5
                                                      ==========  ==========


                                                                                                                      Table 4 of 4

           The Reader's Digest Association, Inc. and Subsidiaries
                    Consolidated Statements of Cash Flows
                                (In millions)
                                 (unaudited)


                                                           Three-month periods ended      Six-month periods ended
                                                                December 31, (A)               December 31,
                                                               2003         2002           2003        2002
                                                                       Reclassified (A)           Reclassified (A)
Cash flows from operating activities
Net Income                                                  $   66.5     $   84.2        $  53.1     $   79.0
Depreciation and amortization                                   16.1         16.0           32.2         32.0
Asset impairments                                                0.5           --            0.5           --
Stock based compensation                                         2.7          1.4            5.6          3.1
Net gain on marketable securities, investments and sales
 of certain assets                                              (0.2)        (3.9)          (3.7)        (5.3)
Changes in current assets and liabilities
     Accounts receivables, net                                 (51.5)       (52.5)         (77.1)       (84.5)
     Inventories                                                39.0         44.9           (6.6)        (9.1)
     Unearned revenues                                           4.3         (4.3)          33.4         39.7
     Accounts payable and accrued expenses                      15.1         (4.0)          17.5        (13.2)
     Other, net                                                 82.9         51.8           19.7         24.8
Changes in noncurrent assets and liabilities                    (9.7)        20.9           22.1         13.8
                                                               -----        -----           ----         ----
Net change in cash due to operating activities                 165.7        154.5           96.7         80.3
                                                               -----        -----           ----         ----

Cash flows from investing activities
Proceeds from maturities and sales of marketable
 securities and short-term investments                            --          1.7            0.8          3.2
 Purchases of marketable securities, other investments and
 licensing agreements                                             --           --           (1.3)        (7.6)
Proceeds from other long-term investments                        0.3           --            3.0          0.0
Proceeds from sales of property, plant and equipment              --          3.3            0.1          3.4
Capital expenditures                                            (4.5)        (3.0)          (8.5)        (6.6)
                                                               -----        -----           ----         ----
Net change in cash due to investing activities                  (4.2)         2.0           (5.9)        (7.6)
                                                               -----        -----           ----         ----

Cash flows from financing activities
Total borrowings, net                                         (154.9)       (39.0)         (68.0)        (0.4)
Common stock repurchased                                                   (101.7)                     (101.7)
Dividends paid                                                  (5.1)        (5.3)         (10.3)       (10.6)
Proceeds from employee stock purchase plan and exercise
 of stock options                                                1.4          1.8            1.4          1.8
Other, net                                                        --           --           (0.1)        (0.5)
                                                               -----        -----           ----         ----
Net change in cash due to financing activities                (158.6)      (144.2)         (77.0)      (111.4)
                                                               -----        -----           ----         ----

Effect of exchange rate changes on cash                          2.8         (0.3)           3.3         (0.9)

                                                               -----        -----           ----         ----
Net change in cash and cash equivalents                          5.7         12.0           17.1        (39.6)
                                                               -----        -----           ----         ----

Cash and cash equivalents at beginning of period                62.7         56.0           51.3        107.6

Cash and cash equivalents at end of period                  $   68.4     $   68.0        $  68.4     $   68.0
                                                                ====         ====           ====        =====

(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended December 31, 2003 and 2002 are the second fiscal quarters of fiscal year 2004 and fiscal year 2003, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.  In some instances, prior year amounts have been reclassified to conform to the current year presentation.
